Yissum Research Development Company

of the Hebrew University of Jerusalem

Edmond Safra Campus,

Givat Ram, POB 39335

Jerusalem 91390

Israel

Re: Extension of Agreement for rendering of Services

We do hereby refer to the Agreement for the Rendering of Services dated as of June 20, 2005 ("Service Agreement") and the License Agreement dated November 27, 2002, (the "License Agreement") by and between Yissum Research Development Company 0f the Hebrew University of Jerusalem ('Yissum") and Morria Biopharmaceuticals ("the Company'').

Unless the context otherwise requires, all capitalized terms used herein shall have the meaning ascribed to them in the Service Agreement.

The Company docs hereby request that that Yissum performs the additional tasks and activities set forth on Appendix B hereto ("Additional Services"). All of such Additional Services shall be included as Services under the Service Agreement, and shall be performed in accordance with the timetable set forth on Appendix B hereto. In consideration, Morria shall pay to Yissum an additional amount, of $30,000 (plus VAT) (the "Additional Service Fee") payable within seven days of the signing of this Letter of Extension.

All terms and conditions as set out in the Service Agreement shall apply mutatis mutandis in respect of the Additional Service Fee and the Additional Services.

Your signature on this copy of the document shall constitute your approval and agreement to all that is written herein.

Yours sincerely,

MORRIA BIOPHARMACEUTICALS PLC.

/s/ YUVAL COHEN

By: Yuval Cohen	Date: June 19, 2006

Title: CEO

We hereby agree and approve:
/s/ ELENA CANETTI

By: Elena Canetti, VP Scientific Services	Date: June 4, 2006
Yissum

/s/ NAVA SWERSKY SOFER
By: Nava Swersky Sofer, CEO
Yissum	Date:

1

APPENDIX B

Research Program for Morria Biopharmaceuticals Plc

Proposed by Prof. Saul Yedgar of the Dept of

Biochemistry, Hebrew University Medical School,

Jerusalem

Aim

An extension of the existing program with Prof. Yedgar aimed at further exploring mechanisms of inflammatory processes and the therapeutic potential of MFAIDs in in vitro and in vivo models.

Scope

1. Exploration of inflammatory mechanisms and their control in in vitro and in vivo experimental systems.

2. Testing of MFAID candidates for their potential in treating inflammatory conditions, inter alia IBD Alzheimer, cystic fibrosis and arthritis.

3. Continuing the chemical optimization of MFAIDs, and developing derivatives thereof..

4. Setting up new in vivo and in vitro models for testing MFAIDs on inflammatory diseases.

Outcomes

•	Data on efficacy of various MFAIDs in the above-mentioned disease fields.
•	Optimization of selected MFAID synthesis, and production of improved derivatives and variants
•	All this data to be potentially used to strengthen and originate IP and licensing opportunities for Morria.

Duration

24 months with annual written summaries.

Budget: $30,000 total (including overhead).